Exhibit 99.2

CSX

QUARTERLY FINANCIAL REPORT

FIRST QUARTER 2023

7021
7021
CSX

CSX Corp. Announces First Quarter 2023 Results

JACKSONVILLE, Fla. – April 20, 2023 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2023 operating income of $1.46 billion compared to $1.28 billion in the prior year period. Net earnings of $987 million, or $0.48 per share, compared to $859 million, or $0.39 per share, in the same period last year.
“CSX had an encouraging start to the year as the efforts of our dedicated railroaders resulted in strong earnings growth,” said Joe Hinrichs, president and chief executive officer. “Our ONE CSX initiatives are driving positive engagement among our employees and customers, which is lifting our service performance and providing us with exciting opportunities to win business and move more freight while maintaining our fundamental commitment to safe operations.”

First Quarter Financial Highlights
•Revenue reached $3.71 billion for the quarter, increasing 9% year-over-year, driven by solid volume growth in merchandise and coal, higher fuel surcharge, and pricing gains.
•Operating income of $1.46 billion increased 14% compared to the prior year, with an operating ratio of 60.5%.
•Diluted EPS of $0.48 increased 23% from $0.39 for the first quarter of 2022.

CSX executives will conduct a conference call with the investment community this afternoon, April 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 31, 2023 (a)	Mar. 31, 2022	$ Change	% Change

Revenue	$3,706	$3,413	$293	9%
Expense
Labor and Fringe	723	692	(31)	(4)
Purchased Services and Other	688	675	(13)	(2)
Depreciation and Amortization	393	360	(33)	(9)
Fuel	364	331	(33)	(10)
Equipment and Other Rents	82	100	18	18
Gains on Property Dispositions	(8)	(27)	(19)	(70)
Total Expense	2,242	2,131	(111)	(5)

Operating Income	1,464	1,282	182	14

Interest Expense	(201)	(179)	(22)	(12)
Other Income - Net	41	26	15	58
Earnings Before Income Taxes	1,304	1,129	175	16

Income Tax Expense	(317)	(270)	(47)	(17)
Net Earnings	$987	$859	$128	15%

Operating Ratio	60.5%	62.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.48	$0.39	$0.09	23%

Average Shares Outstanding, Assuming Dilution (Millions)	2,058	2,193

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2023	Dec. 31, 2022
ASSETS

Cash and Cash Equivalents	$1,291	$1,958
Short-Term Investments	178	129
Other Current Assets	1,886	1,762
Properties - Net	34,293	34,242
Investment in Affiliates and Other Companies	2,313	2,292
Other Long-Term Assets	1,517	1,529
Total Assets	$41,478	$41,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$11	$151
Other Current Liabilities	2,310	2,320
Long-Term Debt	17,911	17,896
Deferred Income Taxes - Net	7,605	7,569
Other Long-Term Liabilities	1,307	1,351
Total Liabilities	29,144	29,287

Total Shareholders' Equity	12,334	12,625
Total Liabilities and Shareholders' Equity	$41,478	$41,912

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Three Months Ended
	Mar. 31, 2023 (a)	Mar. 31, 2022
OPERATING ACTIVITIES
Net Earnings	$987	$859
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	393	360
Deferred Income Tax Expense	35	37
Gains on Property Dispositions	(8)	(27)
Other Operating Activities - Net (b)	(156)	70
Net Cash Provided by Operating Activities	1,251	1,299

INVESTING ACTIVITIES
Property Additions	(443)	(331)
Purchases of Short-Term Investments	(101)	(19)
Proceeds from Sales of Short-Term Investments	53	—
Proceeds and Advances from Property Dispositions	8	8
Business Acquisitions, Net of Cash Acquired	(2)	(9)
Other Investing Activities	5	(17)
Net Cash Used in Investing Activities	(480)	(368)

FINANCING ACTIVITIES
Long-term Debt Repaid	(142)	(6)
Dividends Paid	(226)	(218)
Shares Repurchased (c)	(1,067)	(1,016)
Other Financing Activities	(3)	6
Net Cash Used in Financing Activities	(1,438)	(1,234)

Net Increase/(Decrease) in Cash and Cash Equivalents	(667)	(303)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,958	2,239
Cash and Cash Equivalents at End of Period	$1,291	$1,936

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX acquired Pan Am for a purchase price of $600 million funded through a combination of common stock and cash, subject to certain customary purchase price adjustments. The results of Pan Am's operations and its cash flows were consolidated prospectively.

b)Other Operating Activities- Net: In first quarter 2023, the Company paid approximately $230 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements. This amount was included in labor and fringe benefits payable as of December 31, 2022.

c)Shares Repurchased: During first quarters 2023 and 2022, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2023	Mar. 31, 2022
Shares Repurchased (Millions)	35	29
Cost of Shares (Dollars in millions)	$1,067	$1,016
Average Cost per Share Repurchased	$30.36	$34.61

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2023 and March 31, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	160	161	(1)%	$650	618	5%	$4,063	$3,839	6%
Agricultural and Food Products	122	118	3	437	387	13	3,582	3,280	9
Automotive	86	78	10	274	227	21	3,186	2,910	9
Minerals	83	72	15	173	144	20	2,084	2,000	4
Forest Products	73	70	4	261	228	14	3,575	3,257	10
Metals and Equipment	73	66	11	239	197	21	3,274	2,985	10
Fertilizers	50	56	(11)	129	120	8	2,580	2,143	20
Total Merchandise	647	621	4	2,163	1,921	13	3,343	3,093	8
Intermodal	654	722	(9)	499	527	(5)	763	730	5
Coal	185	155	19	633	533	19	3,422	3,439	—
Trucking	—	—	—	233	230	1	—	—	—
Other	—	—	—	178	202	(12)	—	—	—
Total	1,486	1,498	(1)%	$3,706	$3,413	9%	$2,494	$2,278	9%

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 9% in first quarter 2023 when compared to first quarter 2022 primarily due to volume growth in coal and merchandise, higher fuel recovery, and pricing gains in merchandise and intermodal, partially offset by lower intermodal volume.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2023	Mar. 31, 2022
Fuel Surcharge Revenue (a)	$361	$240
Fuel Lag (Unfavorable)	$41	$(45)
(a) Fuel surcharge revenue does not include amounts for trucking.

Merchandise Volume
Chemicals - Decreased due to lower shipments of materials used in making plastics, partially offset by higher shipments of energy-related commodities.
Agricultural and Food Products - Increased due to higher shipments of feed grain for both the domestic and export markets.
Automotive - Increased due to higher North American vehicle production as semiconductor availability has improved.
Minerals - Increased due to higher shipments of aggregates and cement driven by increased road construction and other infrastructure-related activities.
Forest Products - Increased due to higher shipments of building products, supported by strength in multi-family residential construction.
Metals and Equipment - Increased due to higher scrap and steel shipments, as well as stronger equipment shipments.
Fertilizers - Decreased due to declines in short-haul shipments, which were partially offset by slight increases in long-haul phosphate shipments.
Intermodal Volume
Lower volume was primarily due to decreased international shipments driven by high inventory levels and lower imports. Domestic shipments also decreased primarily due to the impacts of a softening truck market.
Coal Volume
Export coal increased due to higher shipments of metallurgical and thermal coal, partially due to the prior year impact from reduced capacity at Curtis Bay coal pier. Domestic coal increased due to higher shipments of utility coal including the benefit of replenishing stockpiles as well as higher steel and industrial shipments.

	Quarters Ended
(Millions of tons)	Mar. 31, 2023	Mar. 31, 2022	Change
Coal Tonnage
Domestic	11.5	9.8	17%
Export	9.3	7.5	24
Total Coal	20.8	17.3	20%

Trucking Revenue
Trucking revenue increased $3 million versus prior year due to higher fuel surcharge.
Other Revenue
Other revenue was $24 million lower primarily resulting from lower intermodal storage and equipment usage, partially offset by increases in demurrage and higher affiliate revenue.

CSX Corporation
EXPENSE
Expenses of $2.2 billion increased $111 million, or 5%, in first quarter 2023 when compared to first quarter 2022.
Labor and Fringe expense increased $31 million due to the following:
•An increase of $39 million was driven by inflation.
•Incentive compensation costs decreased $31 million due to the impacts of accelerated expense for eligible employees in the prior year as well as lower expected payouts.
•Other costs increased $23 million primarily due to increased headcount and training costs.
Purchased Services and Other expense increased $13 million due to the following:
•Operating support costs increased $35 million primarily as a result of inflation, higher scheduled locomotive maintenance costs and increased coal and merchandise volume. These increases were partially offset by lower intermodal expenses.
•Other costs decreased $22 million as a $46 million insurance recovery and the impact of prior year environmental reserve adjustments were partially offset by the inclusion of Pan Am's operations and other non-significant items.
Depreciation and Amortization expense increased $33 million primarily as the result of a 2022 equipment depreciation study as well as a larger asset base.
Fuel costs increased $33 million primarily resulting from a 6% increase in locomotive fuel prices as well as higher fuel consumption.
Equipment and Other Rents expense decreased $18 million primarily driven by lower net car hire costs resulting from improved days per load across all markets.
Gains on Property Dispositions decreased to $8 million from $27 million in the prior year. First quarter 2022 included gains of $20 million related to the sale of property rights to the Commonwealth of Virginia under a multi-phase agreement.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2023	Mar. 31, 2022	Change
Average	22,612	20,915	1,697
Ending	22,634	20,967	1,667

Employee count as of March 31, 2023, includes 583 employees added due to the acquisition of Pan Am. Amounts for first quarter 2022 have been adjusted for revisions to subsidiary headcount data.

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2023	Mar. 31, 2022
Estimated Locomotive Fuel Consumption (Gallons)	96.6	92.5
Price per Gallon (Dollars)	$3.17	$2.98
Total Locomotive Fuel Expense	$306	$276
Non-Locomotive Fuel Expense	58	55
Total Fuel Expense	$364	$331

CSX Corporation
OPERATING STATISTICS (Estimated)
In first quarter 2023, velocity increased by 16% and dwell improved by 20% versus prior year. Carload trip plan performance and intermodal trip plan performance improved by 34% and 10%, respectively. Service metrics continue to improve with increased employee availability and engagement as well as effective execution of the operating plan.

The FRA train accident rate of 3.47 in first quarter 2023 increased by 20% compared to prior year. The personal injury frequency index of 1.04 increased 27% compared to prior year. Safety is a guiding principle at CSX, and the Company remains focused on instilling safety culture, especially in new hires. CSX is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended
	Mar. 31, 2023	Mar. 31, 2022	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	18.5	16.0	16%
Dwell (Hours) (a)	9.0	11.2	20%
Cars Online (a)	126,293	138,466	9%
On-Time Originations (a)	84%	65%	29%
On-Time Arrivals (a)	77%	57%	35%
Carload Trip Plan Performance (a)	86%	64%	34%
Intermodal Trip Plan Performance (a)	96%	87%	10%
Fuel Efficiency	1.02	1.01	(1)%

Revenue Ton-Miles (Billions)
Merchandise	32.3	31.2	4%
Coal	9.2	7.6	21%
Intermodal	6.9	7.6	(9)%
Total Revenue Ton-Miles	48.4	46.4	4%

Total Gross Ton-Miles (Billions)	94.4	91.4	3%

Safety
FRA Personal Injury Frequency Index (a)	1.04	0.82	(27)%
FRA Train Accident Rate (a)	3.47	2.88	(20)%
(a) These metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as data becomes available.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Three Months Ended
(Dollars in millions)	Mar. 31, 2023	Mar. 31, 2022
Net Cash Provided by Operating Activities (a)	$1,251	$1,299
Property Additions	(443)	(331)
Proceeds and Advances from Property Dispositions	8	8
Free Cash Flow (before payment of dividends)	$816	$976
(a) Net Cash Provided by Operating Activities for three months ended March 31, 2023, includes the impact of $232 million in payments of retroactive wages and bonuses related to finalized labor agreements.